CERTIFICATE OF AMENDMENT
                     OF THE CERTIFICATE OF INCORPORATION OF
                               BCA SERVICES, INC.

               Under Section 805 of the Business Corporation Law

       The undersigned, being the President and Secretary of BCA Services, Inc., do hereby certify and set forth:

1. The name of the corporation is BCA Services, Inc (the "Corporation"). The name of the Corporation when it was originally formed was "ErgoLAB, INC."

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on December 3, 1993 and amended by a Certificate of Amendment of the Certificate of Incorporation filed with the Department of State on September 30, 1994 which changed the name of the Corporation to "ErgoRisk Services, Inc." and further amended by a Certificate of Amendment of the Certificate of Incorporation filed with the Department of State on October 25, 1995 changing the name of the Corporation to "BCA Services, Inc."

3. The Certificate of Incorporation of the Corporation is hereby amended to add a new class of authorized stock, "Series A Convertible Preferred Stock." The number of shares of common stock which are issued and outstanding is 1,000,000, par value $.01 per share. The number of such shares of common stock that shall remain issued and outstanding after the effective date of this amendment shall be the same number of shares of common stock issued and outstanding prior to the effectiveness of this amendment, with no change. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article Fourth in its entirety and replacing it with a new Article Fourth, as follows:

      "FOURTH: (a) The aggregate number of shares of common stock which the Corporation shall have authority to issue is ten million (10,000,000), $0.01 par value per share.

      (b) Authority is hereby expressly granted to the Board of Directors of the Corporation, at any time and from time to time, to issue any class or classes of stock or any series of any class of stock of the Corporation (common or preferred) and to determine by resolution, before the issuance of the shares of any class or series, the number of shares to be included in such class or series, the designations and the powers, preferences and rights, and the terms, conditions, qualifications or restrictions thereof.

      (c) There is hereby established a series of preferred stock entitled, "Series A Convertible Preferred Stock" ("Series A Preferred Stock"). The aggregate number of shares of Series A Preferred Stock which the Corporation shall have authority to issue is two million (2,000,000), $0.01 par value per share. The relative designations and powers, preferences and rights, and the terms, conditions, qualifications and restrictions of the Series A Preferred Stock are as follows:

1) Designation and Amount. The shares of such series shall have a par value of $0.01 per share and shall be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the number of authorized shares constituting the Series A Preferred Stock shall be 2,000,000. The Series A Preferred Stock shall be offered at a purchase price of Ten Thousand Dollars ($10,000) per share (the "Original Series A Issue Price"), with a six percent (6%) per annum accretion rate as set forth herein.

2) Rank. The Series A Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's common stock, $0.01 par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

3) Dividends. The Series A Preferred Stock will bear no dividends, and the holders of the Series A Preferred Stock ("Holders") shall not be entitled to receive dividends on the Series A Preferred Stock.

4)    Liquidation Preference.

      (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) the Original Series A Issue price for each outstanding share of Series A Preferred Stock and (ii) an amount equal to six percent (6%) of the Original Series A Issue Price per annum for the period that has passed since the date that, in connection with the consummation of the purchase by Holder of shares of Series A Preferred Stock from the Company, the escrow agent first had in its possession funds representing frill payment for the shares of Series A Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, and after payment in frill of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the frill preferential amounts due to the Holders of the Series A Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

      (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

      (c) At each Holder's option, a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of shall be deemed to be a liquidation, dissolution or winding up within the meaning of this
Section 4; provided further that an event described in the prior clause that the Holder does not elect to treat as a liquidation and a consolidation, merger, acquisition, or other business combination of the Company with or into any other company or companies shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated pursuant to Section 5(f) hereof.

      (d) In the event that, immediately prior to the closing of a transaction described in Section 4(c) which would constitute a liquidation event, the cash distributions required by Section 4(a) or Section 6 have not been made, the Company shall either: (i) cause such closing to be postponed until such cash distributions have been made, or (ii) cancel such transaction, in which event the rights of the Holders of Series A Preferred Stock shall be the same as existing immediately prior to such proposed transaction.

5) Conversion. The record Holders of this Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each record Holder of Series A Preferred Stock shall be entitled (at the times and in the amounts set forth below) and subject to the right of redemption set forth in Section 6(a), at the office of the Company or any transfer agent for the Series A Preferred Stock (the "Transfer Agent"), to convert (in multiples of one (1) share of Preferred Stock) as follows: all remaining Series A Preferred Stock held by such Holder at any time beginning anytime after Company's registration statement becomes effective at the office of the Company or any Transfer Agent for the Series A Preferred Stock, into that number of fully-paid and non-assessable shares of common stock of BCAM International, Inc. ("BCAM Common Stock") calculated in accordance with the following formula (the "Conversion Rate"):

Number of shares issued upon conversion of one (1) share of Series A Preferred Stock

                 [(AR)(N/365)(10,000)+ 10,000]/Conversion Price

            where,

            o N= the number of days between (i) the date that, in connection with the consummation of the initial purchase by Holder of shares of Series A Preferred Stock from the Company, the escrow agent first had in its possession funds representing frill payment for the shares of Series A Preferred Stock for which conversion is being elected, and (ii) the applicable Date of Conversion (as defined in Section 5(c)(iv) below) for the shares of Series A Preferred Stock for which conversion is being elected, and

            o AR= 6% if the registration is effective within 90 days of the date of the last closing of a purchase and sale of Series A Preferred Stock that occurs pursuant to the offering by the Company (the "Last Closing"), and 18% if the registration statement is not effective by the 90th day after the Last Closing.

            o Conversion Price = the lesser of (x) 100% of the average Closing Bid Price, as that term is defined below, for the three (3) trading days immediately preceding the Last Closing, or (y) 70% of the average Closing Bid Price, as that term is defined below, of BCAM's Common Stock for three (3) trading days immediately preceding the Date of Conversion, as defined below (the "Variable Conversion Price").

      For Purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the Nasdaq Small Cap Market, or if no longer traded on the Nasdaq Small Cap Market, the closing bid price on the principal national securities exchange or the national market system on which BCAM's Common Stock is so traded and if not available, the mean of the high and low prices on the principal national securities exchange or the national market system on which BCAM's Common Stock is so traded.

            (b) Conversion before Registration. Notwithstanding the limitations on conversion set forth above, each record Holder of Series A Preferred Stock shall be entitled to convert, the Preferred Stock (in multiples of one (1) share of Preferred Stock) prior to the effectiveness of the registration statement at the office of the Transfer Agent, into that number of fully-paid and non-assessable shares of BCAM's Common Stock calculated in accordance with the Conversion Rate set forth above.

            (c) Mechanics of Conversion. In order to convert Series A Preferred Stock into full shares of BCAM's Common Stock, the Holder shall (i) fax, on or prior to 11:59 p.m., New York City time (the "Conversion Notice Deadline") on the date of conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or its designated transfer agent (the "Transfer Agent") for the Series A Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of BCAM Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its

Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three
(3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify Company and Holder of the results no later than forty-eight (48) hours from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

                  (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series A Preferred Stock into BCAM Common Stock.

                  (ii) Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion and receipt by Company or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of BCAM Common Stock to which the Holder shall be entitled as aforesaid.

                  (iii) No Fractional Shares. If any conversion of the Series A Preferred Stock would create a fractional share of BCAM Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of BCAM Common Stock issuable upon conversion, in the aggregate, shall be the next lower number of shares.

                  (iv) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company before 11:59 p.m., New York City time, on the Date of Conversion, and (ii) that the original Preferred

Stock Certificates representing the shares of Series A Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, as provided above, and received by the Transfer Agent or the Company within five
(5) business days after the Date of Conversion. The person or persons entitled to receive the shares of BCAM Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of BCAM Common Stock on the Date of Conversion. If the original Preferred Stock Certificates representing the Series A Preferred Stock to be converted are not received by the Transfer Agent or the Company within five (5) business days after the Date of Conversion or if the facsimile of the Notice of Conversion is not received by the Company or its designated Transfer Agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the Company's option, may be declared null and void.

            (d) Reservation of Stock Issuable Upon Conversion. BCAM shall at all times reserve and keep available out of its authorized but unissued shares of BCAM Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of BCAM Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of BCAM Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company and BCAM will take such corporate action as may be necessary to increase BCAM's authorized but unissued shares of BCAM Common Stock to such number of shares as shall be sufficient for such purpose.

            (e) Automatic Conversion. Each share of Series A Preferred Stock outstanding on the date which is one (1) year after the Last Closing Date automatically shall be converted into BCAM Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) above), and the date which is one (1) year after the Last Closing Date shall be deemed the Date of Conversion with respect to such conversion.

            (f) Adjustment to Conversion Rate.

                  (i) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series A Preferred Stock, the number of outstanding shares of BCAM Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of BCAM Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

                  (ii) Adjustment to Variable Conversion Price. If, at any time when any shares of the Series A Preferred Stock are issued and outstanding, the number of outstanding shares of BCAM Common Stock is increased or decreased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the Series A Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five (5) trading days immediately preceding the Date of Conversion.

                  (iii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of BCAM's Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of BCAM or another entity or there is a sale of all of substantially all of BCAM or the Company's assets or there is a change of control transaction not deemed to be a liquidation pursuant to section 4(c), then the Holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of BCAM Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company or BCAM shall not effect any transaction described in this subsection 5(f)(iii) unless (a) it first gives thirty (30) business days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its shares of Series A Preferred Stock into BCAM Common Stock) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate of Designation including this subsection 5(f)(iii).

                  (iv) No Fractional Shares. If any adjustment under this
Section 5(f) would create a fractional share of BCAM Common Stock or a right to acquire a fractional share of BCAM Common Stock, such fractional share shall be disregarded and the number of shares of BCAM Common Stock issuable upon conversion shall be the next lower number of shares.

            (g) 4.9% Stock Ownership Limitation: Notwithstanding anything to the contrary set forth herein, Holder agrees that in no event shall Holder be entitled to convert a portion of the principal in excess of that portion of the principal of the convertible Preferred Stock upon conversion of which the sum of
(i) the number of shares of BCAM Common Stock beneficially owned by Holder and Holder's affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unconverted portion of the principal of the convertible Preferred Stock or warrants and (ii) the number of shares of common stock issuable upon the conversion of the portion of the principal of Preferred Stock or warrants with respect to which the determination in this paragraph is being made, would result in beneficial ownership by Holder of more than 4.9% of the outstanding shares of BCAM's Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in the parenthetical set forth in clause (i) of the immediately preceding sentence.

6)    Investor's Right to Force Redemption.

      (a) Forced Redemption For Failure To Register BCAM Common Stock. If Company and/or BCAM International, Inc. ("BCAM") fails to have a registration statement become effective registering the BCAM Common Stock within 180 days from the Last Closing, then Holder has the right to elect to force Company to redeem for cash any shares of Series A Preferred Stock not yet converted.

      (b) Redemption Price Upon Forced Redemption. The redemption price per share of Series A Preferred Stock under Section 6(a) shall be calculated in accordance with the following formula ("Redemption Rate"):

[[(.18)(N/365)(10,000)]+l0,000] x Closing, Bid Price on Date of Conversion /Conversion Price

where,

      "N", "Date of Conversion", "Closing Bid Price" and "Conversion Price" shall have the same meanings as described in Section 5.

      (c) Mechanics of redemption. If Holder elects to redeem its Series A Preferred Stock for cash pursuant to Section 6(a), Holder shall follow the same procedures as detailed in Section 5(c); provided that, Holder indicates on the Notice of Conversion its desire to redeem its Series A Preferred Stock for cash in lieu of receiving BCAM Common Stock.

      (d) Payment of Redemption Price.

                  (i) Each Holder submitting Preferred Stock being redeemed under this Section 6 shall send their Series A Preferred Stock Certificates so redeemed to the Company or its Transfer Agent, and the Company or BCAM shall pay via wire transfer the applicable redemption price to that Holder within five (5) business days after Notice of Holder's election to redeem its Preferred Stock for cash. The Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Company or its Transfer Agent, or, in the event one (1) or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with
Section 5(c)(i).

7) Voting Rights. The Holders of the Series A Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the New York Business Corporation Law ("New York Law"), and no Holder of Series A Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

      Notwithstanding the above, Company shall provide Holder with notification of any meeting of the shareholders regarding any major corporate events affecting the Company or BCAM. In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company or BCAM, or any proposed liquidation, dissolution or winding up of the Company or BCAM, the Company shall mail a notice to Holder, at least ten
(10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event to the extent known at such time.

      To the extent that under New York Law the vote of the Holders of the Series A Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under New York Law) shall constitute the approval of such action by the class. To the extent that under New York Law the Holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock or BCAM Common Stock, voting together as one (1) class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of BCAM Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to BCAM or the Company's by-laws and applicable statutes.

      8) Protective Provision. So long as shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by New York Law) of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

            (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any Senior Securities so as to affect adversely the Series A Preferred Stock; provided, however, that no such change may be approved at any time on or prior to the effectiveness of the registration statement unless such change is unanimously approved by all Holders;

            (b) create any new class or series or stock having a preference over or on parity with the Series A Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series A Preferred; or

            (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

      In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change.

      9) Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock shall be converted or redeemed pursuant to Section 5 or
Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock.

      10) Preference Rights. Nothing contained h@ shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Preferred Stock."

4. The above amendments to the Certificate of lncorporation were authorized by unanimous written consent of the board of directors followed by written consent of the sole shareholder of the Corporation.

            IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 19th day of July, 1997.


                                                \s\ Robert P. Wong
                                                -------------------------------
                                                Robert P. Wong, President


                                                \s\ Karen J. Tantone
                                                -------------------------------
                                                Karen J. Tantone, Secretary